Exhibit 15.1

Deloitte &Touche LLP 1 Place Ville Marie Suite 3000 Montreal QC H3B 4T9 Canada Tel: 514-393-5239 Fax: 514-390-4111 www.deloitte.ca
Independent Registered Chartered Accountants’ Consent
We consent to the incorporation by reference in Registration Statements Nos. 33-28296, 33-91824, 333-93063 and 333-6236 on Form S-8 of our report dated March 14, 2008 relating to the consolidated financial statements of Campbell Resources Inc. (the “Company”) (which report expresses an unqualified opinion and includes a separate report titled comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences referring to conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern and to changes in accounting principles) appearing in this Annual Report on Form 20-F of Campbell Resources Inc. for the year ended December 31, 2007.
Deloitte & Touche LLP
Independent Registered Chartered Accountants
Montreal, Canada
June 27, 2008